Exhibit 99.1

Contact:	Julie Albrecht
+1 425-453-9400

ESTERLINE REPORTS FINANCIAL RESULTS FOR SECOND QUARTER 2015

●	Fiscal second quarter sales of $500.1 million reflect stable organic performance and acquired growth offset by foreign currency translation
●	Earnings from continuing operations of $21.6 million, or $0.69 per diluted share; adjusted earnings of $37.9 million, or $1.20 per diluted share, excluding integration, compliance, acquisition expense and certain discrete items
●	Year-to-date free cash flow conversion 114% of net earnings
●	Updated full-year guidance for fiscal year 2015

BELLEVUE, Wash., June 4, 2015 – Esterline Corporation (NYSE: ESL) (www.esterline.com), a leading specialty manufacturer serving the global aerospace and defense markets, today reported results for the fiscal second quarter ended May 1, 2015. Consolidated revenue of $500.1 million declined 2.1% compared with the prior year period result of $510.9 million, primarily attributable to a negative foreign exchange impact of $29.0 million. The foreign exchange impact and a modest organic sales decline of 1.3% were mostly offset by the inclusion of additional revenue from the recent acquisition of Barco N.V.’s defense, aerospace and training display business (DAT).

GAAP earnings from continuing operations were $21.6 million, or $0.69 per diluted share, compared with prior-year GAAP earnings from continuing operations of $40.6 million, or $1.25 per diluted share.

Adjusted earnings from continuing operations were $37.9 million, or $1.20 per diluted share, in the second fiscal quarter of 2015. This excludes $0.17 per diluted share related to the company’s previously disclosed integration and compliance activities and $0.34 per diluted share from several discrete items detailed in Table 1 below. In addition to these items, GAAP and adjusted earnings from continuing operations include a $0.14 per diluted share negative impact from the mark-to-market accounting of embedded derivatives related to foreign exchange in certain customer contracts.

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Table 1: Effect of Certain Items on 2nd Fiscal Quarter 2015 Earnings from Continuing Operations
	$ millions	EPS
Earnings – U.S. GAAP	$21.6	$0.69

Accelerated Integration	2.0	0.06
Compliance	3.4	0.11
DAT Closing Expenses	2.0	0.06
DAT Net Loss	5.6	0.18
Development Contract Adjustments	3.3	0.10
Adjusted Earnings	$37.9	$1.20

Curtis Reusser, Esterline’s Chief Executive Officer, said, “We continue to progress through a variety of restructuring, integration and efficiency initiatives and remain confident that we are building a stronger, more flexible, and more profitable company. We continue to view our end markets as fundamentally healthy, though macroeconomic conditions have warranted a moderation of our view for the second half of 2015. As we move forward, we are excited and energized to continue our focus on top-line growth and sustainable profitability gains.”

Integration and Compliance Activities

During the second quarter of fiscal 2015, the company continued to advance previously announced integration and compliance efforts. These activities include the consolidation of facilities and improved cost efficiency through shared support services in sales and general and administrative functions. During the second quarter the company incurred integration and certain incremental compliance costs (pre-tax) of $6.5 million of which $1.4 million was reflected in gross margin, $4.2 million was reported in selling, general, and administrative (SG&A) expense, and $0.9 million was reported as restructuring charges on the company’s income statement. The company’s integration efforts remain on track.

Defense, Aerospace and Training (DAT) Acquisition

During the second fiscal quarter of 2015, the company acquired the DAT business from Barco for €150 million, or approximately $171 million, in cash. DAT is included in the Avionics & Controls segment. Fiscal second quarter earnings (pre-tax) include $2.4 million of acquisition closing costs and $6.8 million loss from DAT driven primarily by purchase accounting and integration expenses of $3.9 million.

The company noted that its full-year revenue guidance now includes approximately $100 million from the DAT business and that full-year adjusted earnings guidance excludes approximately $19 million in net expense (pre-tax) related to acquisition purchase accounting and integration costs, including year-to-

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date expenses. The company expects the DAT business to break even in fiscal 2015, excluding integration and purchase accounting expenses and a $2.9 million foreign currency loss incurred in connection with funding the acquisition.

Results of Operations

In the second fiscal quarter of 2015, Esterline reported sales from continuing operations of $500.1 million compared with the prior-year level of $510.9 million. Lower sales were primarily the result of the previously mentioned foreign currency impact of $29.0 million and a slight decline in organic sales offset by $30.6 million in incremental revenue from the DAT acquisition.

Earnings from continuing operations in the second quarter of fiscal 2015 were $21.6 million, or $0.69 per diluted share, compared with $40.6 million, or $1.25 per diluted share, in the same period last year. Adjusted earnings from continuing operations were $37.9 million, or $1.20 per diluted share. Adjusted earnings exclude after-tax charges of $5.4 million related to accelerated integration and compliance expenses, $7.6 million in costs and operating loss associated with the DAT acquisition, and $3.3 million of charges related to development contracts. In addition to these items, GAAP and adjusted earnings from continuing operations include a $4.3 million after-tax negative impact from the mark-to-market accounting of embedded derivatives related to foreign exchange in certain customer contracts.

Including discontinued operations, net earnings for the second quarter of fiscal 2015 were $19.8 million, or $0.63 per diluted share, compared with $36.9 million, or $1.14 per diluted share, in the prior-year period. Net earnings in the second quarter of fiscal 2015 included a $1.8 million loss from discontinued operations compared with the prior year period, which included a $3.7 million loss from discontinued operations.

New orders in the second quarter of fiscal 2015 were $493.7 million, a sequential organic increase of 7.6% over the first quarter of fiscal 2015. Fiscal second quarter orders compare with an exceptionally strong level of new orders of $540.0 million in the prior year. Backlog at the end of the second quarter of fiscal 2015 was $1.27 billion and includes acquired DAT backlog of $173.4 million. This compares with $1.25 billion backlog at the end of the second quarter of fiscal 2014.

Reported gross margin as a percentage of sales in the second quarter of fiscal 2015 was 32.7%, compared with 35.1% in the prior-year period. DAT purchase accounting, development contract adjustments, and foreign currency all contributed to the lower gross margin level relative to the prior year.

Fiscal second quarter selling, general and administrative (SG&A) expense as a percent of sales was 20.1% compared with the prior-year level of 18.0%. Excluding integration and compliance adjustments of $4.2 million and $2.4 million in 2015 and 2014, respectively, SG&A was 19.3% of sales in the second quarter of fiscal 2015 and 17.5% in the prior-year period. Higher SG&A in the fiscal second quarter of 2015 was attributable to acquisition costs as well as higher native SG&A rates within the recently acquired DAT business.

Page 4 of 11 Esterline Reports Financial Results for Second Quarter 2015

Research, development and engineering (R&D) spending in the second quarter of fiscal 2015 was $27.0 million, or 5.4% of sales, compared with $25.5 million, or 5.0% of sales, in the prior-year period. Acquired R&D from the recent acquisition is the primary driver of this increase. The company continues to expect full-year R&D spending to be approximately 5% of sales.

The company’s income tax rate in the second quarter of fiscal 2015 was 17.3% compared with 20.3% in the prior-year period. The company expects a full-year tax rate for fiscal 2015 in the 20% to 21% range. The rates for both the second quarter and full year reflect acquisition integration costs and the company’s updated full-year earnings outlook.

Cash flow from operations was solid at $55.7 million through the six months ended May 1, 2015. Free cash flow conversion for the first half of fiscal 2015 was at 114% of net earnings, showing a return to the company’s historically strong levels.

For the first half of fiscal 2015, sales decreased 5.1% to $946.4 million compared with $996.8 million in the first half of fiscal 2014. The unfavorable foreign currency impact to sales in the first half of fiscal 2015 was 4%. In addition, the first-half period in fiscal 2015 contained 26 weeks compared with 27 weeks in the first-half period of fiscal 2014. First-half fiscal 2015 GAAP earnings from continuing operations were $46.7 million, or $1.46 per diluted share, compared with the prior-year period results of $74.5 million, or $2.30 per diluted share. Excluding the discrete costs described in Table 2 below, adjusted earnings from continuing operations in the first six months of fiscal 2015 were $65.4 million, or $2.05 per diluted share, compared with the adjusted year-ago period results of $83.6 million, or $2.58 per diluted share.

Table 2: Effect of Certain Items on YTD 2015 Earnings from Continuing Operations
	$ millions	EPS
Earnings – U.S. GAAP	$46.7	$1.46

Accelerated Integration	5.8	0.18
Compliance	6.2	0.19
DAT Closing Expenses	4.7	0.15
DAT Net Loss	5.6	0.18
Long-term Contract Adjustments	7.7	0.24
Pension Expense	2.3	0.07
Non-income Tax Gain	(13.6)	(0.42)
Adjusted Earnings	$65.4	$2.05

Page 5 of 11 Esterline Reports Financial Results for Second Quarter 2015

Adjusted Guidance for 11-month Fiscal 2015

The company has updated its full-year guidance for the 11-month fiscal year ended October 2, 2015, to reflect second quarter results and a revised second-half forecast. The company now expects full-year revenue to be in a range of $1.825 billion to $1.875 billion, including approximately $100 million from DAT. Full-year adjusted earnings per share from continuing operations, which incorporates $2.05 for first-half adjusted results, are now expected to be in the range of $4.55 to $4.80 per diluted share, compared to a prior range of $5.35 to $5.75 per diluted share. This updated adjusted earnings per share guidance also excludes second-half costs expected for integration and compliance, DAT purchase accounting and integration, and the financing activity described below.

Financing and Share Repurchase Activities

During the second quarter of fiscal 2015, the company amended its secured credit facility to extend the expiration to April 9, 2020, increase the revolving credit facility to $500 million, and provide for a delayed-draw term loan facility of $250 million. In addition, the company issued €330.0 million in Senior Notes due 2023 with an interest rate of 3.625% as general unsecured senior obligations. These refinancing activities support the company’s current plans for the third quarter of fiscal 2015 to redeem its 7% Senior Notes due in 2020. The $11 million in estimated expenses for this planned redemption are excluded from the updated full-year adjusted EPS guidance. In future fiscal years, these refinancing activities are expected to generate approximately $7 million in annual interest expense savings.

As previously announced in March 2015, the company’s board of directors authorized an increase in the share repurchase program from $200 million to $400 million. The company repurchased approximately 313,000 shares in the second quarter of fiscal 2015 for $34.7 million. Since the company began acting on its share repurchase program, it has repurchased approximately 1.4 million shares for $157.6 million.

Conference Call Information

Esterline will host a conference call to discuss this announcement today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). The U.S. dial-in number is 1-877-280-4957; outside the U.S. use 857-244-7314. The pass code for the call is: 62568459. The company has posted a presentation on its website (www.esterline.com) under “Presentations” in the Investor Relations section to provide additional information about its second fiscal quarter operational and financial results. The presentation is also included as Exhibit 99.2 to the company’s report on Form 8-K, which is being submitted today to the SEC.

Non-GAAP Financial Information

This press release includes non-GAAP financial measures—adjusted earnings from continuing operations, adjusted earnings from continuing operations per diluted share, adjusted SG&A expense, and free cash flow conversion—that have not been calculated in accordance with generally accepted

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accounting principles in the U.S. (GAAP). Adjusted earnings from continuing operations consist of earnings from continuing operations attributable to Esterline less the costs associated with certain integration activities—including restructuring charges—and incremental compliance costs as well as discrete items associated with our acquisition of the DAT business in January 2015 and adjustments to reserves on long-term contracts incurred in the periods presented. Adjusted earnings from continuing operations per diluted share divides each element of adjusted earnings from continuing operations by the weighted average number of shares outstanding, diluted for the periods presented. Adjusted SG&A excludes the cost of certain integration activities and compliance costs from GAAP SG&A. Free cash flow conversion is calculated by dividing free cash flow of $32 million (cash flow from operations of $56 million less capital expenditures of $24 million) by net earnings of $28 million.

In accordance with the SEC’s requirements, below is the reconciliation of the non-GAAP adjusted earnings from continuing operations to the comparable GAAP earnings from continuing operations.

In millions, except per share amounts

	Three Months Ended		Three Months Ended
	May 1, 2015		May 2, 2014
	Per Diluted		Per Diluted
	Share		Share
Earnings from Continuing Operations
Attributable to Esterline (GAAP), Net of Tax	$ 21.6	$0.69	$ 40.6	$1.25
Accelerated Integration Costs, Net of $0.3 and $1.2 Tax Benefit	2.0	0.06	2.3	0.07
Compliance Costs, Net of $0.8 and $0.9 Tax Benefit	3.4	0.11	1.9	0.06
DAT Closing Expenses, Net of $0.4 Tax Benefit	2.0	0.06	--	--
DAT Net Loss, Net of $1.2 Tax Benefit	5.6	0.18	--	--
Development Contract Adjustments, Net of $0.7 Tax Benefit	3.3	0.10	--	--

Adjusted Earnings from Continuing Operations (non-GAAP), Net of Tax	$ 37.9	$1.20	$ 44.8	$1.38

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In millions, except per share amounts

	Six Months Ended		Six Months Ended
	May 1, 2015		May 2, 2014
	Per Diluted		Per Diluted
	Share		Share
Earnings from Continuing Operations
Attributable to Esterline (GAAP), Net of Tax	$ 46.7	$1.46	$ 74.5	$2.30
Accelerated Integration Costs, Net of $1.6 and $2.9 Tax Benefit	5.8	0.18	6.0	0.19
Compliance Costs, Net of $1.7 and $1.5 Tax Benefit	6.2	0.19	3.1	0.09
DAT Closing Expenses, Net of $1.3 Tax Benefit	4.7	0.15	--	--
DAT Net Loss, Net of $1.2 Tax Benefit	5.6	0.18	--	--
Long-term Contract Adjustments, Net of $2.2 Tax Benefit	7.7	0.24	--	--
Pension Expense, Net of $0.7 Tax Benefit	2.3	0.07	--	--
Non-Income Tax Gain, Net of $4.4 Tax Expense	(13.6)	(0.42)	--	--

Adjusted Earnings from Continuing Operations (non-GAAP), Net of Tax	$ 65.4	$2.05	$ 83.6	$2.58

The company provides these non-GAAP financial measures as supplemental information to our GAAP financial measures. Management uses adjusted earnings from continuing operations and adjusted earnings from continuing operations per diluted share to (a) evaluate the company’s historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources, and (c) measure the operational performance of the company’s business units.

In addition, management believes investors’ and financial analysts’ understanding of the company’s performance is enhanced by including these non-GAAP financial measures as a reasonable basis for comparing the company’s historical results of operations.

These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures and free cash flow is not necessarily indicative of amounts available for discretionary use. There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items that comprise the calculation. The company compensates for these limitations by using these non-GAAP financial measures as a supplement to the GAAP measures and by providing reconciliations of the non-GAAP and comparable GAAP financial measures. The non-GAAP financial measures should be read only in conjunction with the company’s consolidated financial statements prepared in accordance with GAAP.

Page 8 of 11 Esterline Reports Financial Results for Second Quarter 2015

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will,” or the negative of such terms, or other comparable terminology. These forward-looking statements are only predictions based on the current intent and expectations of the management of Esterline, are not guarantees of future performance or actions, and involve risks and uncertainties that are difficult to predict and may cause Esterline’s or its industry’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Esterline’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements due to risks detailed in Esterline’s public filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K.

Page 9 of 11 Esterline Reports Financial Results for Second Quarter 2015

ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Statement of Operations (unaudited)

In thousands, except per share amounts

	Three Months Ended		Six Months Ended
	May 1,	May 2,	May 1,	May 2,
	2015	2014	2015	2014
Segment Sales
Avionics & Controls	$210,589	$184,616	$387,067	$378,506
Sensors & Systems	176,425	205,111	340,081	386,885
Advanced Materials	113,066	121,134	219,276	231,410

Net Sales	500,080	510,861	946,424	996,801

Cost of Sales	336,429	331,636	637,423	646,841

	163,651	179,225	309,001	349,960
Expenses
Selling, general and administrative	100,742	92,035	194,398	181,167
Research, development and engineering	27,000	25,536	49,455	51,182
Restructuring charges	922	2,078	3,972	6,874
Other income	—	—	(12,744)	—

Total Expenses	128,664	119,649	235,081	239,223

Operating Earnings From Continuing Operations	34,987	59,576	73,920	110,737

Interest Income	(124)	(136)	(303)	(255)
Interest Expense	8,564	8,434	14,405	17,059
Loss on Extinguishment of Debt	329	—	329	—

Earnings From Continuing Operations Before Income Taxes	26,218	51,278	59,489	93,933
Income Tax Expense	4,542	10,386	12,692	19,012

Earnings From Continuing Operations Including Noncontrolling Interests	21,676	40,892	46,797	74,921
Earnings Attributable to Noncontrolling Interests	(44)	(297)	(107)	(383)

Earnings From Continuing Operations Attributable to Esterline, Net of Tax	21,632	40,595	46,690	74,538
Loss From Discontinued Operations, Attributable to Esterline, Net of Tax	(1,822)	(3,691)	(18,561)	(7,556)

Net Earnings Attributable to Esterline	$19,810	$36,904	$28,129	$66,982

Earnings (Loss) Per Share – Basic:
Continuing Operations	$.70	$1.28	$1.49	$2.35
Discontinued Operations	(.06)	(.12)	(.59)	(.24)

Earnings (Loss) Per Share – Basic	$.64	$1.16	$.90	$2.11

Earnings (Loss) Per Share – Diluted:
Continuing Operations	$.69	$1.25	$1.46	$2.30
Discontinued Operations	(.06)	(.11)	(.58)	(.23)

Earnings (Loss) Per Share – Diluted	$.63	$1.14	$.88	$2.07

Weighted Average Number of Shares Outstanding – Basic	31,005	31,867	31,306	31,733

Weighted Average Number of Shares Outstanding – Diluted	31,525	32,475	31,839	32,348

Page 10 of 11 Esterline Reports Financial Results for Second Quarter 2015

ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Sales and Earnings From Continuing Operations by Segment (unaudited)

In thousands

	Three Months Ended		Six Months Ended
	May 1,	May 2,	May 1,	May 2,
	2015	2014	2015	2014
Segment Sales
Avionics & Controls	$210,589	$184,616	$387,067	$378,506
Sensors & Systems	176,425	205,111	340,081	386,885
Advanced Materials	113,066	121,134	219,276	231,410

Net Sales	$500,080	$510,861	$946,424	$996,801

Earnings From Continuing Operations Before Income Taxes
Avionics & Controls	$9,449	$23,310	$28,551	$51,050
Sensors & Systems	22,564	23,124	32,135	43,756
Advanced Materials	24,981	30,179	41,512	48,187

Segment Earnings	56,994	76,613	102,198	142,993

Corporate expense	(22,007)	(17,037)	(41,022)	(32,256)
Other income	—	—	12,744	—
Interest income	124	136	303	255
Interest expense	(8,564)	(8,434)	(14,405)	(17,059)
Loss on extinguishment of debt	(329)	—	(329)	—

Earnings From Continuing Operations Before Income Taxes	$26,218	$51,278	$59,489	$93,933

Page 11 of 11 Esterline Reports Financial Results for Second Quarter 2015

ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Balance Sheet (unaudited)

In thousands

	May 1,	May 2,
	2015	2014
Assets
Current Assets
Cash and cash equivalents	$172,645	$207,443
Accounts receivable, net	384,662	354,937
Inventories	479,588	489,230
Income tax refundable	9,394	7,481
Deferred income tax benefits	52,524	47,100
Prepaid expenses	23,892	26,917
Other current assets	3,600	5,716
Current assets held for sale	40,399	—

Total Current Assets	1,166,704	1,138,824

Property, Plant and Equipment, Net	306,598	366,243

Other Non-Current Assets
Goodwill	1,074,437	1,143,226
Intangibles, net	475,931	581,393
Debt issuance costs, net	11,162	5,359
Deferred income tax benefits	62,759	71,330
Other assets	21,825	19,039
Non-current assets held for sale	56,952	—

	$3,176,368	$3,325,414

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$123,448	$118,826
Accrued liabilities	264,493	242,615
Current maturities of long-term debt	1,002	17,980
Deferred income tax liabilities	2,851	2,727
Federal and foreign income taxes	1,617	6,012
Current liabilities held for sale	14,181	—

Total Current Liabilities	407,592	388,160

Long-Term Liabilities
Credit facilities	120,000	130,000
Long-term debt, net of current maturities	722,954	519,254
Deferred income tax liabilities	137,983	184,842
Pension and post-retirement obligations	57,968	63,750
Other liabilities	29,958	49,431
Non-current liabilities held for sale	19,427	—

Total Shareholders’ Equity	1,680,486	1,989,977

	$3,176,368	$3,325,414